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                                                                    EXHIBIT 21.1


                       LIST OF SUBSIDIARIES OF REGISTRANT

Electroglas International, Inc. (Delaware)
EGsoft, Inc. (Delaware)
EGsoft Holdings Corporation (Delaware)
Electroglas Foreign Sales Corporation
Electroglas Kabushiki Kaishi
Electroglas GmbH
Electroglas Private Limited